Exhibit 99.1

LIBERTY MEDIA LLC ANNOUNCES MODIFICATION TO TERMS OF ITS 0.75% EXCHANGEABLE SENIOR DEBENTURES DUE 2023

Liberty Media LLC, Englewood, CO:  Liberty Media LLC (“Liberty”) announced today that, pursuant to a Fifteenth Supplemental Indenture dated March 20, 2008 (the “Fifteenth Supplemental Indenture”), it has modified the indenture related to its 0.75% Exchangeable Senior Debentures due 2023 (the “Debentures”).

Pursuant to the Fifteenth Supplemental Indenture, Liberty will:

•	defer its ability to redeem the Debentures until April 5, 2013;

•

surrender its right to elect to pay holders of Debentures, in whole or in part, with shares of Time Warner Inc common stock upon maturity or redemption of the Debentures—rather, Liberty will make such payments solely in cash; and

•	increase the rate of interest accruing on the Debentures from 0.75% to 3.125% for all interest periods beginning on or after March 30, 2008.

For additional information regarding the terms of the modification to the indenture, holders of the Debentures should refer to the “Notice of Supplemental Indenture Relating to and Amendment to Notice of Right to Put for Cash Any and All Outstanding 0.75% Exchangeable Senior Debentures Due 2023” dated March 20, 2008, which is being delivered to all holders of record of the Debentures and is being filed with the Securities and Exchange Commission with a report on Form 8-K.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any Debentures. Liberty has previously notified the holders of the Debentures of its obligation to repurchase the Debentures.  The full details of Liberty’s repurchase obligation, including complete instructions on how to surrender Debentures, along with the form of Purchase Notice, were previously mailed to holders of Debentures.

Contact:
Liberty Media
John Orr (720) 875-5622